Exhibit 10.2

FIRST AMENDED AND RESTATED PROMISSORY NOTE

$812,969.67	Nashville, Tennessee
January 30, 2014
FOR VALUE RECEIVED, Emory Enterprises, LLC ("Borrower"), a Delaware limited liability company, promises to pay to the order of Sitel Operating Corporation, a Delaware corporation ("Lender"), at its offices located at 3102 West End Avenue, Suite 1000, Nashville, TN 37203 or such other place as Lender may designate, on the Maturity Date (as defined below), the principal sum of EIGHT HUNDRED TWELVE THOUSAND NINE HUNDRED SIXTY NINE AND 67/100 CENTS ($812.969.67) , together with interest (compounded annually) on the outstanding principal balance thereof at a rate per annum (based on a year of 360 days for the actual number of days in each interest period) from the date hereof until this First Amended and Restated Promissory Note (“Amended and Restated Note”) is paid in full equal to the “prime rate” as reported in The Wall Street Journal Money Rates column (the “Prime Rate”) on the date hereof, which Prime Rate shall be adjusted once annually on the anniversary date hereto to equal the Prime Rate as reported on such anniversary date or the next closest business day thereto. This Amended and Restated Note amends and restates that certain Promissory Note dated February 13, 2013, by the Borrower in favor of Sitel Operating Corporation.
This Amended and Restated Note will also be payable in full or in part at Borrower’s option at any time prior to the Maturity Date (as defined below). All payments received will be applied in the following order: (1) to charges, fees and expenses (including reasonable attorneys' fees); (2) to accrued interest and (3) to principal.
The occurrence of any of the following events will be deemed to be an "Event of Default" under this Amended and Restated Note: (i) the nonpayment of any sums when due under this Amended and Restated Note; (ii) the occurrence of any default under and the lapse of any notice or cure period provided with respect to such default under any debt, liability or obligation to Lender or its affiliates of Borrower or David Garner (“Guarantor”); and (iii) the filing by or against Guarantor of any proceeding in bankruptcy, reorganization, debt adjustment or receivership, or any assignment by Guarantor for the benefit of creditors.
The “Maturity Date” shall mean the earlier of (1) December 15, 2017 or (2) the effective date of any Liquidity Event as that term is defined in Guarantor’s Restricted Stock Grant Plan and Agreement dated February 28, 2011.
Immediately upon the filing of a proceeding in bankruptcy, reorganization, debt adjustment or receivership, or any assignment by Guarantor for the benefit of creditors, or, at the option of Lender upon the occurrence of any other Event of Default hereunder, each without demand or notice of any kind (which are hereby expressly waived): (i) the outstanding principal balance and all accrued interest hereunder will be accelerated and become immediately due and payable, (ii) this Amended and Restated Note, together with all arrearages of interest will from the date of the occurrence of the Event of Default bear interest at a rate per annum (based on a year of 360 days and actual days elapsed) which will be four percentage points (4%) above the then current interest rate in effect under this Amended and Restated Note, but not more than the highest rate permitted by applicable law, (iii) Borrower will pay to Lender all reasonable attorneys' fees, court costs and expenses incurred by Lender in connection with Lender's efforts to collect the indebtedness evidenced hereby, and (iv) Lender may exercise from time to time any of the rights and remedies available to Lender under applicable law. Borrower, Guarantor, all other makers, co-signers and endorsers waive presentment, demand, protest, and notice of demand, protest, non-payment, and dishonor. Borrower and Guarantor also waive all defenses based on suretyship or impairment of collateral.
If, from any circumstances whatsoever, the fulfillment of any provision of this Amended and Restated Note involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then the obligation to be fulfilled will be reduced to the limit of such validity as provided in such statute or law so that in no event will any exaction of interest be possible under this Amended and Restated Note in excess of the limit of such validity. In no event will Borrower be bound to pay interest of more than the legal limit for the use, forbearance or detention of money and the right to demand any such excess is hereby expressly waived by Lender.
No delay or omission of Lender to exercise any right or power arising from any default will impair any such right or power or be considered to be a waiver of any such default or an acquiescence therein, nor will the action or non-action of Lender, in case of default on the part of Borrower, impair any right or power resulting therefrom. Borrower also waives all defenses based on suretyship or impairment of collateral. If any provision of this Amended and Restated Note is found to be invalid by a court, all the other provisions of this Amended and Restated Note will remain in full force and effect.
This Amended and Restated Note has been delivered and accepted at and will be deemed to have been made at Nashville, Tennessee and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Tennessee, without regard to its conflict of laws principles.
EMORY ENTERPRISES, LLC

By    /s/ David Garner
Print Name: David Garner
Title: Member/Manager

Guaranty

Guarantor hereby guarantees (the “Guaranty”) the payment and performance of this Amended and Restated Note in full.

/s/David Garner
David Garner